EXHIBIT 10.26

BARK GROUP INC.
Ostergade 17-19, 3rd Floor, DK-1100 Copenhagen K, Denmark

June 30, 2008

DeBondo Capital Limited
DeBondo Capital Limited (Hongkong)
Suite 5.15, 130 Shaftesbury Ave.
London W1D 5EU

Dear Sirs/Mesdames:

We write further to the following agreements:

  Indemnification Agreement between Bark Corporation A/S (“Bark”) and DeBondo Capital Limited (Hongkong) ("DeBondo HK") dated February 29, 2008 (the "Indemnification Agreement"); and

  Consulting agreement Bark and DeBondo Capital Limited ("DeBondo") dated October 2, 2007 (the "Consulting Agreement")

Further to our discussions, we write to confirm our agreement to amend the Indemnification Agreement and the Consulting Agreement on the following basis:

  Bark hereby confirms delivery by Bark Group Inc. (“Bark Group”, formerly Exwal Inc.) to Bark and the shareholders of Bark of audited financial statements of Bark Group which do not conflict with the representations and warranties of Bark Group set forth in the share purchase agreements entered into between Bark Group and the shareholders of Bark pursuant to which Bark Group completed the acquisition of Bark. Further to this delivery, Bark confirms that DeBondo HK is hereby released from any obligation to indemnify Bark pursuant to Section 2.1 of the Indemnification Agreement.

  The Indemnification Agreement is hereby amended to provide that the date of termination of the obligation of DeBondo HK to pay to Bark Group a compensation of $25,000, as set forth in Section 2.2 of the Indemnification Agreement, is extended from June 30, 2008 to October 30, 2008 in order to reflect the extension of the date for exercise of the right of repurchase under the repurchase and lock-up agreements entered into between Bark Group and the original shareholders of Bark Group (the “Repurchase Agreements”) from June 30, 2008 to September 30, 2008. For clarification, the June 30, 2008 date referred to in Section 3.1(b) of the Indemnification Agreement is hereby replaced with October 30, 2008 and the Indemnification Agreement shall continue without termination until such date.

  The Consultant Agreement is hereby amended to provide that payment of the US$225,000 ($250,000 minus $25,000 already received) cash fee originally payable on SEC approval, final receipt and acceptance of Bark’s Form 211 with NASD (issue of ticker symbol) and listing on AMEX will only be due and payable upon completion by Bark Group of the $2.5 million equity financing contemplated pursuant to either:

  the agreement between Bark and PacificWave Partners Limited, or by any other party, provided that in this case the financing completes by December 31, 2008.

  Each of the Indemnification Agreement and the Consulting Agreement will continue in full, force and effect without amendment except as expressly provided herein.

If these amendments to the Indemnification Agreement and the Consulting Agreement are acceptable to DeBondo and DeBondo HK, we ask that you execute a copy of this letter where indicated below and return it to us forthwith.

Yours truly,

BARK CORPORATION AS		BARK GROUP INC.
Per:	17/07-2008	Per:	17/07-2008
	/s/ Bent Helvang		/s/ Bent Helvang
	Bent Helvang, Chairman		Bent Helvang, Chairman

Accepted and Agreed effective the 30th day of June, 2008.

DEBONDO CAPITAL LIMITED

Per:	/s/ Ulrik DeBo
ULRIK DEBO
Authorized Signatory

DEBONDO CAPITAL LIMITED (HONGKONG)

Per:	/s/ Ulrik DeBo
ULRIK DEBO
Authorized Signatory